Exhibit No. 2
Form 10-QSB
Century Controls International, Inc.
SEC File No. 0-30313


              CENTURY CONTROLS INTERNATIONAL, INC.
               3140 NEIL ARMSTRONG BLVD, SUITE 226
                         EAGAN, MN 55121


                  CERTIFICATE OF WARRANT SHARES


THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT MADE UNDER THE SECURITIES ACT OF 1993 (THE "ACT"), OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE SATISFACTION OF THE COMPANY.


                       WARRANT TO PURCHASE

       .                     400,000                   .
                            (Number)


                     SHARES OF COMMON STOCK


VOID AFTER 3:30 P.M., MINNEAPOLIS TIME, ON A DATE FOUR YEARS FROM

         .                   7-1-00                   .
                             (Date)



      1. This certifies that, for value received, Michael Baghdoian . is entitled to purchase, subject to the terms and conditions hereof, from CENTURY CONTROLS INTERNATIONAL, INC. ("Company") at any time from four years from July 1, 2000, 400,000 shares at a price of $.25 per share. The number of shares of Common Stock to be received upon exercise of this Warrant and the price to be paid for a share of Common Stock may be adjusted from time to time as hereinafter set forth. The shares of Common Stock deliverable upon exercise of this Warrant are hereinafter sometimes referred to as "Warrant Shares".

      2. This Warrant may be exercised in whole or in part by written notice delivered to the Company stating the number of shares of Common Stock with respect to which the Warrant is being exercised, together with cash or check in the amount of the purchase price for such shares. The Company shall deliver to such exercise promptly upon receipt of the items described in this Paragraph 2.

      3. The Company agrees that there shall be reserved such number of shares of Common Stock as shall be required for issuance and/or delivery upon exercise of this Warrant.

      4. The Holder shall have no rights as a shareholder of the Company with respect to Warrant Shares unless

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and  until  the  date  of  issuance of  a  share  certificate  or certificates with respect thereto.

      5. The number of Warrant Shares and the purchase price per share shall be proportionately adjusted for any increase or decrease in the number issued and outstanding shares of Common Stock of the Company resulting from a merger, consolidation, reorganization, stock split or stock dividend, or any other issuance of shares effected without receipt of consideration thereof by the company equal to the exercise price under the Warrant in effect immediately prior to such transaction.

If the Company shall be the surviving entity in any merger or consolidation, the Warrant (to the extent that is still outstanding) shall pertain to and apply to the securities to which a holder of the same number of share of Common Stock that are subject to the Warrant would have been entitled. A dissolution or liquidation of the Company or merger or consolidation in which the Company is not the surviving entity shall cause this Warranty to terminate, unless the agreement or merger or consideration shall otherwise provide, provided in such event the Holder shall have the right immediately prior to such dissolution or liquidation, or merger or consolidation in which the Company is not the surviving entity, to exercise the Warrant in whole or in part.

      6. (a) This Warrant or the Warrant Shares or any other security issued or issuable upon exercise of the Warrant may not be offered or sold except in conformity with the Securities Act of 1933, as amended, and then only against receipt of an agreement of such person to whom such offer sale is made to comply with the provisions of this Paragraph 6 with respect to any resale or any other disposition of such securities.

          (b) The Company may cause the following legend to be set forth on each warrant and certificate representing Warrant Shares or any other security issued or issuable upon exercise of the Warrant not theretofore distributed to the public or sold to underwriters for distribution to the public, unless counsel for the Company is of the opinion as to any such certificate that such legend is unnecessary:

            "The   securities  represented  by  this
            certificate may not be offered for sale, sold or otherwise be transferred except pursuant to an effective Registration
            Statement made under the Securities Act of 1933 (the "Act"), or pursuant to an exemption from registration under the
            Act, the availability of which is to be established to the satisfaction of the Company".

      7. This Warrant shall be governed by, and construed in accordance with, the laws of the State of Utah.


                    CENTURY CONTROLS INTERNATIONAL, INC.


                    By:  /s/  Leo Christiansen
                         CEO/President


Date:          October 15, 2000

Attest:        /s/ Lisa Altendorfer

Secretary:     /s/ James W. Sampair

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